UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2017

STONE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2017, David H. Welch informed the Board of Directors (the “Board”) of Stone Energy Corporation (“the Company”) of his intention to retire as the Chief Executive Officer and President of the Company and as a member of the Board. The Company expects to enter into a separation agreement with Mr. Welch that will provide for certain compensation, benefits and other terms relating to his retirement.

Effective April 28, 2017, the Board elected James M. Trimble, a member of the Board, to serve as the Company’s interim Chief Executive Officer and President. Mr. Trimble, 68, has served as a director of the Company since February 28, 2017. Mr. Trimble previously served as the Chief Executive Officer and President of PDC Energy, Inc., a publicly traded independent natural gas and oil company, from 2011 until 2015. From 2005 until 2010, Mr. Trimble was the Managing Director of Grand Gulf Energy, Limited, a public company traded on the Australian Securities Exchange, and President and Chief Executive Officer of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company. Mr. Trimble has served on the board of directors of Callon Petroleum Company since 2014.

In connection with his election, the Company entered into a compensation term sheet (the “Term Sheet”) with Mr. Trimble effective April 28, 2017, pursuant to which Mr. Trimble is entitled to (i) an annual base salary equal to $650,000, (ii) an annual target bonus opportunity equal to 120% of his annual base salary, and (iii) the option to participate in the Company’s employee benefit plans available to senior executives of the Company. The Company and Mr. Trimble intend to enter into an employment agreement consistent with the terms in the Term Sheet following Mr. Trimble’s election. The description of the Term Sheet is qualified in its entirety by reference to the full text of the Term Sheet, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Trimble does not have any family relationships with any director, executive officer or any person nominated to become a director or executive officer of the Company and there are no arrangements or understandings between Mr. Trimble and any other person pursuant to which Mr. Trimble was elected as the interim Chief Executive Officer and President. There are no transactions in which Mr. Trimble had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Effective April 28, 2017, the Board also appointed Keith A. Seilhan, the Company’s Senior Vice President – Gulf of Mexico, to serve as the Company’s Chief Operating Officer. Mr. Seilhan, 50, has served as the Company’s Senior Vice President – Gulf of Mexico since January 2015 and as Vice President – Deep Water from February 2013 until January 2015. Prior to joining the Company, Mr. Seilhan filled various senior leadership roles for Amoco and BP over his 21 year career with them. In his final year with BP, he filled the role as BP’s Incident Commander on the Deepwater Horizon Incident in 2010, and thereafter worked as an Emergency Response Consultant with The Response Group for one and one half years. While with Amoco and BP, he served, among other roles, as an Asset Manager and an Operations Manager for Deep Water assets, Operations Director for Gulf of Mexico and the Organizational Capability Manager. In connection with his appointment, Mr. Seilhan’s annual base salary was increased from $320,000 to $400,000.

Mr. Seilhan does not have any family relationships with any director, executive officer or any person nominated to become a director or executive officer of the Company and there are no arrangements or understandings between Mr. Seilhan and any other person pursuant to which Mr. Seilhan was appointed as Chief Operating Officer. There are no transactions in which Mr. Seilhan had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 7.01.	Regulation FD Disclosure.

On April 28, 2017, the Company issued a press release announcing that Mr. Welch was retiring as Chief Executive Officer and President and as a member of the Board and Mr. Trimble was elected interim Chief Executive

Officer and President of the Company. The press release also announced that Mr. Seilhan was promoted to Chief Operating Officer. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Chief Executive Officer Term Sheet, dated as of April 27, 2017, by and between James M. Trimble and Stone Energy Corporation

99.1	Press release dated April 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STONE ENERGY CORPORATION

Date: May 1, 2017	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Chief Executive Officer Term Sheet, dated as of April 27, 2017, by and between James M. Trimble and Stone Energy Corporation

99.1	Press release dated April 28, 2017